METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
STOCK  DIVIDENDS

	The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                                 Year Ended
                                                September 30
                                           (Dollars in Thousands)
                                    1996    1995      1994    1993     1992
Income (loss) before extra-
     ordinary item................	$ 8,038 $6,303   $ 5,478  $8,303   $ 2,927
Add:
     Interest.....................	18,788  16,381    19,895   19,442   21,299
     Taxes (benefit) on income.... 4,235   3,108     4,422    1,871      213
Adjusted Earnings............... $31,061 $25,792   $28,365  $32,167  $26,097



Preferred stock dividend require-
     ments........................	$3,868 $ 4,038   $ 3,423  $ 3,313  $ 3,399
Ratio factor of income after
     provision for income taxes to
     income before provision for
     income taxes.................    66%     67%       66%      66%      64%
Preferred stock dividend factor on
     pretax basis................. 5,880   6,006     5,220    5,020    5,311
Fixed Charges
     Interest.....................	18,788  16,381    19,895   19,442   21,299
     Capitalized Interest......... 2,468   2,730     2,152    3,013      270
     Fixed charges and preferred
     stock dividends.............	$27,136 $25,117   $27,267  $27,475  $26,880
Ratio of Adjusted Earnings to
     Fixed Charges and Preferred
	Stock Dividends..............     1.14    1.03      1.04     1.17      .97